Exhibit 99.1

7-ELEVEN, INC. POSTS 9.1% INCREASE IN TOTAL REVENUE;

SECOND QUARTER MERCHANDISE SALES INCREASE 6.5% TO $2.2 BILLION;

COMPANY REAFFIRMS 2005 GUIDANCE

Second Quarter 2005 Highlights:

•	Reported core earnings of $55.3 million, or $0.44 per diluted share, compared to $48.1 million, or $0.39 per diluted share in second quarter 2004

•	Achieved increase in total revenue of $286.4 million, or 9.1 percent, to $3.4 billion

•	Increased total merchandise sales by $131.0 million, or 6.5 percent, to $2.2 billion

•	Produced a 5.0 percent increase in U.S. same-store merchandise sales, on top of a 7.1 percent increase in second quarter 2004

•	Improved merchandise gross profit 8.0 percent to $778.4 million

•	Negotiated a favorable two-year extension on the company’s wholesale agreement with McLane Company, Inc.

•	Reached a global 7-Eleven store count of approximately 28,500 stores

DALLAS, July 26, 2005—7-Eleven, Inc. (NYSE: SE), today reported that core earnings, which exclude non-operating items, grew to $55.3 million, or $0.44 per diluted share, for the quarter ended June 30, 2005. This compares to core earnings of $48.1 million, or $0.39 per diluted share, for the second quarter of 2004. Second quarter net earnings for 2005 were $57.2 million, or $0.45 per diluted share, compared to net earnings of $47.0 million, or $0.38 per diluted share, in the same quarter a year ago.

EARNINGS SUMMARY (Unaudited)

($ in millions)

	Three Months Ended June 30,
	2004	2005
	Restated[1]
Net Earnings	$47.0	$57.2

Adjustments (Net of Tax):

Non-Operating Items:
• Currency Conversion Gain	(3.4)	(2.3)
• Debt Redemption, Gain Amortization on Sale of Cityplace and Other Items	4.1	(0.8)
• Loss from Discontinued Operations	0.4	1.2

Core Earnings	$48.1	$55.3

1.	In December 2004, 7-Eleven revised its accounting for depreciation of leasehold improvements and restated prior years to adjust the amortization expense of certain of its leasehold improvements to the shorter of the economic useful life or the lease term as defined by SFAS No. 13, “Accounting For Leases.” Prior years were restated to be consistent with the revised accounting for depreciation of leasehold improvements.

Review of Second Quarter 2005 Core Earnings

Total revenues for the second quarter grew 9.1 percent to $3.4 billion, driven by strong growth in merchandise and gasoline sales. Total merchandise sales for the quarter increased 6.5 percent to $2.2 billion. This growth was driven primarily by a 5.0 percent increase in U.S. same-store merchandise sales, on top of a 7.1 percent increase in the second quarter of 2004. Categories that contributed to the merchandise sales increase included fresh food, hot and cold beverages, cigarettes and services.

“At 7-Eleven, we are committed to keeping pace with the changing needs and demands of convenience customers,” said Jim Keyes, 7-Eleven’s president and chief executive officer. “By executing our merchandising strategy, we have delivered 35 consecutive quarters of increased U.S. same-store merchandise sales.”

For the second quarter, merchandise gross profit grew 8.0 percent to $778.4 million. Merchandise gross profit margin increased by 50 basis points to 36.15 percent compared to the prior-year quarter. This increase was primarily due to favorable changes in mix.

Total gasoline gallons sold for the second quarter of 2005 rose to 560.0 million gallons, compared to 556.8 million gasoline gallons sold in the second quarter of 2004. Average gallons sold per store grew 0.1 percent, on top of a 4.8 percent increase in the second quarter of 2004. Gasoline revenue for the quarter was $1,245.5 million, compared to $1,086.6 million for the same quarter a year ago. The 14.6 percent increase in gasoline revenue is primarily due to a 27 cent-per-gallon increase in the average retail gasoline price year over year. 7-Eleven’s average retail price per gallon of gasoline was $2.22 in the second quarter of 2005, compared to $1.95 in the second quarter of 2004.

Gasoline gross profit was $90.9 million, or basically flat with the prior-year quarter. Expressed as cents-per-gallon, the gasoline margin was 16.2 cents in the second quarter of 2005 compared to 16.4 cents in the second quarter of 2004. “By actively managing our gasoline business at each location, 7-Eleven has delivered leading margins in the convenience industry for over a decade. In spite of record wholesale prices in the second quarter, we produced steady gasoline gross profit of 16.2 cents-per-gallon,” said Keyes.

Operating, selling, general and administrative (OSG&A) expenses rose 4.8 percent to $789.2 million in the second quarter of 2005. Expressed as a percent of total revenue, OSG&A was 23.0 percent, compared to 24.0 percent in the prior-year second quarter. After normalizing for the higher gasoline revenue due to the 27 cent-per-gallon increase in gasoline retail prices year over year, OSG&A for the second quarter of 2005 as a percent of total revenue would have been 24.1 percent.

During the second quarter, 7-Eleven negotiated a two-year extension on its service agreement with McLane Company, the company’s primary wholesale supplier in the United States. The companies agreed to terms that provide enhanced benefits and improved service to 7-Eleven’s stores, including requirements designed to improve on-time deliveries and in-stock levels. The amendment extended the agreement through January 31, 2008.

Summary of Second Quarter 2005 Non-Operating Items

The company reported an after-tax, non-cash currency conversion gain of $2.3 million for the second quarter of 2005.

During the second quarter of 2004, the company completed the sale of its headquarters which resulted in a deferred gain that is being recognized over three years. Second quarter 2005 results included an after-tax gain of approximately $0.9 million related to the amortization of the deferred gain.

The company closed six stores during the second quarter of 2005, and reclassified the prior periods for the after-tax results of stores closed during the second quarter to Discontinued Operations.

Capital Expenditures

During the second quarter of 2005, 7-Eleven invested approximately $88.9 million in capital expenditures. The company anticipates that capital expenditures in 2005 will be in the range of $390 million to $430 million, and expects to open around 100 stores throughout the United States and Canada.

7-Eleven Stores

As of June 30, 2005, the company and its franchisees operated 5,814 stores in the United States and Canada, with the global 7-ELEVEN® store count reaching 28,469 stores.

2005 Outlook

The company is reaffirming its core earnings guidance in the range of $1.12 to $1.16 per diluted share for 2005.

Core Earnings Guidance

The company believes that core earnings, which exclude non-operating items, are more indicative of the company’s operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.

U.S. Same-Store Merchandise Sales Calculation

When determining the same-store merchandise sales calculation, the company includes the merchandise sales of both its U.S. company-owned and franchise-operated stores if they were operating for all days of the periods being compared. New stores, relocated stores or rebuilt stores are not included in the same-store sales calculation until they have recorded merchandise sales for all days of the periods being compared.

Internet Broadcast of Earnings Conference Call and Replay

The second quarter 2005 earnings conference call will begin at 9:00 a.m. EDT on Tuesday, July 26, 2005. The call will be available by Web cast at www.7-Eleven.com or by telephone at 1-800-540-0559 for domestic callers or 1-785-832-1508 for international callers. A replay of the call will be available for two weeks, beginning two hours after the call concludes. The replay of the call may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 800-839-3607(domestic callers) or 402-220-2970 (international callers).

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 22,700 7-Eleven stores in 17 countries and U.S. territories throughout the world. During 2004, 7-Eleven stores worldwide generated total sales of approximately $41 billion. Find out more online at www.7-Eleven.com.

This release, and the accompanying discussion on the earnings conference call on July 26, 2005, includes certain statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company’s annual report on Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and current reports on Form 8-K.

Contact Information:

Carole Davidson, CFA	Margaret Chabris

Vice President, Investor Relations	Media Relations

(214) 828-7021	(214) 828-7345

7-ELEVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (1)

(Shares and dollars in thousands, except per-share data)

(UNAUDITED)

	Three Months Ended June 30		Year To Date Ended June 30
	2004	2005	2004	2005
	Restated		Restated
Revenues:
Merchandise sales	$2,022,565	$2,153,565	$3,804,560	$4,025,085
Gasoline sales	1,086,611	1,245,463	2,009,492	2,319,383

Net sales	3,109,176	3,399,028	5,814,052	6,344,468
Other income	32,823	29,395	63,940	57,641

Total revenues	3,141,999	3,428,423	5,877,992	6,402,109

Costs and expenses:
Merchandise cost of goods sold	1,301,479	1,375,140	2,454,923	2,575,415
Gasoline cost of goods sold	995,372	1,154,558	1,846,913	2,160,211

Total cost of goods sold	2,296,851	2,529,698	4,301,836	4,735,626
Operating, selling, g&a expenses (2)	753,336	789,176	1,447,423	1,510,814
Interest expense, net	15,760	14,104	35,944	28,521

Total costs and expenses (2)	3,065,947	3,332,978	5,785,203	6,274,961

Earnings from continuing operations before income tax and cumulative effect of accounting change (2)	76,052	95,445	92,789	127,148
Income tax expense (2)	28,732	37,033	35,259	49,334

Earnings from continuing operations before cumulative effect of accounting change (2)	47,320	58,412	57,530	77,814

Earnings (loss) on discontinued operations (net of tax (expense) benefit of $188, $791, $841, and $(184))	(352)	(1,248)	(1,372)	290

Cumulative effect of accounting change (net of tax benefit of $3,284)	—	—	(5,137)	—

Net earnings (2)	$46,968	$57,164	$51,021	$78,104

Net earnings per common share (2):
Basic
Earnings from continuing operations before cumulative effect of accounting change	$.42	$.51	$.52	$.68
Earnings (loss) on discontinued operations	.00	(.01)	(.01)	.00
Cumulative effect of accounting change	—	—	(.05)	—

Net earnings	$.42	$.50	$.46	$.68

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.38	$.46	$.48	$.63
Earnings (loss) on discontinued operations	.00	(.01)	(.01)	.00
Cumulative effect of accounting change	—	—	(.04)	—

Net earnings	$.38	$.45	$.43	$.63

Weighted average shares:
Basic	112,028	114,890	111,932	114,442
Diluted	127,877	131,428	127,737	130,992

Operating stores at end of period			5,792	5,814

(1)	- Prior year amounts have been reclassified to conform to the current year presentation.
(2)	- Prior year earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.

FINANCIAL HIGHLIGHTS (1)

	Three Months Ended				Six Months Ended
($ millions - except per share data)	06/30/04	06/30/05	% or Unit Change		06/30/04	06/30/05	% or Unit Change
	Restated				Restated
Earnings
Core Earnings (2)	$48.1	$55.3			$60.9	$70.5
Conversion Gain	3.4	2.3			0.7	5.7
Cityplace Debt Redemption & Gain Amort and Other	(4.1)	0.8			(4.1)	1.6
Discontinued Operations	(0.4)	(1.2)			(1.4)	0.3
Accounting Change (3)	—	—			(5.1)	—

Net Earnings as Reported (2)	$47.0	$57.2			$51.0	$78.1

Net earnings per diluted share

Core Earnings (2)	$.39	$.44			$.51	$.57
Conversion Gain	.02	.01			.00	.05
Cityplace Debt Redemption & Gain Amort and Other	(.03)	.01			(.03)	.01
Discontinued Operations	.00	(.01)			(.01)	.00
Accounting Change (3)	—	—			(.04)	—

Net Earnings as Reported (2)	$.38	$.45			$.43	$.63

Weighted Average Shares Outstanding (basic in 000’s)	112,028	114,890			111,932	114,442
Weighted Average Shares Outstanding (diluted in 000’s)	127,877	131,428			127,737	130,992

EBITDA (2)(4)	$173.6	$191.6	$18.0		$291.5	$324.9	$33.4

Interest Coverage Ratio (5)					6.76	10.06

Key Data (6)
Total Revenue	$3,142.0	$3,428.4	9.1%		$5,878.0	$6,402.1	8.9%

Merchandise Sales	$2,022.6	$2,153.6	6.5%		$3,804.6	$4,025.1	5.8%
U.S. Same-Store Sales Increase	7.1%	5.0%			6.6%	4.8%
Merchandise Gross Profit	$721.1	$778.4	$57.3		$1,349.6	$1,449.7	$100.1
Merchandise GP Margin	35.65%	36.15%	50	bp	35.47%	36.02%	55	bp

Gasoline Sales	$1,086.6	$1,245.5	14.6%		$2,009.5	$2,319.4	15.4%
Gasoline Gallons	556.8	560.0	0.6%		1,100.8	1,104.3	0.3%
Gasoline Gross Profit	$91.2	$90.9	(0.4)%		$162.6	$159.2	(2.1)%
Gasoline CPG	16.4	16.2	(0.2)		14.8	14.4	(0.4)
Gasoline GP Margin	8.40%	7.30%	(110	)bp	8.09%	6.86%	(123	)bp

Average Per Store Day Data Percent Incr/(Decr) (6)
Merchandise GP Growth per store	6.9%	6.8%	(0.1)		7.5%	6.8%	(0.7)
Gasoline Gallons Sold	4.8%	0.1%	(4.7)		5.6%	0.4%	(5.2)
Gasoline GP Dollars	(1.5)%	(0.9)%	0.6		0.5%	(2.0)%	(2.5)
Total GP Dollars	4.8%	5.0%	0.2		5.8%	4.9%	(0.9)

Total Stores (end of period)
U.S. and Canada					5,792	5,814	22
Gasoline Stores					2,439	2,433	(6)
Worldwide					26,580	28,469	1,889

Balance Sheet Items (end of period)
Debt					$1,137.2	$987.5
Convertible Quarterly Income Debt Securities					$300.0	$300.0
Stockholders’ Equity (2)					$383.1	$567.1

(1)	Prior period amounts have been reclassified to conform to the current year presentation.
(2)	Prior period earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.
(3)	Year-to-date 2004 reported net earnings includes the one-time cumulative effect charge of $(5.1) million, or $(0.04) per diluted share in connection with the adoption of FIN 46R in 2004 which relates to variable interest entities.
(4)	EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative effect of accounting changes.
(5)	Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ended June 2004 and 2005, respectively.
(6)	Total sales of merchandise and gasoline for the six months ending June 2004 benefited approximately 0.6 percent from the extra day due to leap year. The U.S. same-store sales increase and the average per store day percent changes are calculated on an average- per-store-day basis and are unaffected by the extra day.